Exhibit 99.1

November 10, 2013

Bennet P. Tchaikovsky

19198 Beckonridge Lane

Huntington Beach, CA 92648

Dear Bennet,

On behalf of Ener-Core Inc., a Nevada corporation (the “Company”) or its successors, I am pleased to invite you to join the Company’s Board of Directors (the “Board”) and the Chairman of the Audit Committee, subject to your election to the Board by the stockholders or directors, as appropriate (the date of such election being the “Effective Date”), which we anticipate will be approximately November 20, 2013. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will be granted an option under the Company's Stock Incentive Plan (the “Plan”) to purchase 250,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock on the date the Board approves the option grant.

We will recommend that the Board set your vesting schedule as follows: (i) 1/4 of the total number of shares will be granted after twelve months from the Effective Date, and (ii) 1/48 of the total number of shares will be granted after each month thereafter.

In addition to the shares granted to you under the Company's Stock Incentive Plan, the Company anticipates that during January or February of 2014 or earlier, that you will receive an annual director's fee of $40,000 payable monthly for your services as an independent director (“Annual Stipend”). There are no assurances that the Company will pay you the Annual Stipend, in addition to the shares being granted to you under the Plan, however, it is the Company's intention to provide cash compensation to board members starting in 2014 subject to annual reviews by the Compensation Committee, approval by the Board of Directors, and approval of stockholders as appropriate.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date), and any reasonable Director and Officer Insurance the Company may have and maintain from time to time.

Every January the Board’s compensation committee will conduct an annual review of your compensation to ensure that the compensation remains adjusted to the Company’s and market conditions with final approval of any changes to the structure upon the approval of the Board and potentially a shareholder vote.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the initial compensation you will receive for your service on the Board. The Board's compensation committee will conduct an annual review of the Board compensation to ensure that the compensation remains adjusted to the company's and market conditions. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

ENER-CORE, Inc.

By:	/s/ Michael J. Hammons

Michael J. Hammons
Chairman

Accepted and Agreed:

/s/ Bennet P. Tchaikovsky

Bennet P. Tchaikovsky